EXHIBIT 10.1

NATIONAL GEOSPATIAL-INTELLIGENCE AGENCY
*

GeoEye Imagery Collection Systems, Inc.	December 5, 2012
Mr. Daniel Donovan, Sr. Contracts Specialist
2325 Dulles Corner Boulevard
Herndon, Virginia 20171

Subject:	Notice of Termination, Other Transaction For Prototype Project Agreement HM0210-10-9-0001

Mr. Donovan:

GeoEye Imagery Collection Systems, Inc. (GeoEye) is hereby notified that Other Transaction For Prototype Project (OTFPP) Agreement HM0210-10-9-0001 is completely terminated for the Government's convenience in accordance with ARTICLE V entitled Termination Provisions. The termination is effective immediately upon receipt of this Notice.

In accordance with ARTICLE V, subparagraph A.(2), Termination for Convenience, the Government's liability for termination does not exceed the Government's share or liability under this OTFPP Agreement as set forth in the Limitation of Liability ARTICLE  of this OTFPP Agreement. Additionally, the Government's liability is limited to those funds already paid to the Contractor under Item 0001.

GeoEye shall also take the following steps:

a.	Keep adequate records of your compliance with this termination notice, showing the-
(1)	Date you received the Notice of Termination;
(2)	Effective date of the termination; and
(3)	Extent of completion of performance on the effective date.

b.	Provide the current disposition of any government furnished material, equipment, property or information (GFX) provided under the OTFPP Agreement.

c.	Furnish notice of this termination to each immediate subcontractor and supplier that will be affected by this termination. In the notice--
(1)	Specify your Government OTFPP Agreement number;
(2)	State the OTFPP Agreement has been terminated completely;
(3)	If necessary, provide instructions to stop all work, make no further shipments, place no further orders, and terminate all subcontracts under the OTFPP Agreement; and
(4)	Request that similar notices and instructions be given to its immediate subcontractors.

d.	Take any other action required by the Agreements Officer or under the Termination ARTICLE in the OTFPP Agreement.

Subject: Notice of Termination, Other Transaction For Prototype Project Agreement HM0210-10-9-0001

If this termination, together with other outstanding terminations, will necessitate a significant reduction in your work force, you are urged to—

(1) Promptly inform the local State Employment Service of your reduction-in-force schedule in numbers and occupations, so that the Service can take timely action in assisting displaced workers;

(2) Give affected employees maximum practical advance notice of the employment reduction and inform them of the facilities and services available to them through the local State Employment Service offices;

(3) Advise affected employees to file applications with the State Employment Service to qualify for unemployment insurance, if necessary;

(4) Inform officials of local unions having agreements with you of the impending reduction-in-force; and

(5) Inform the local Chamber of Commerce and other appropriate organizations which are prepared to offer practical assistance in finding employment for displaced workers of the impending reduction-in-force.

If practicable, urge subcontractors to take similar actions to those described above.

Please acknowledge receipt of this notice as provided below.

If you have any questions regarding this notice, please contact the undersigned at *.

Sincerely,

*

Agreements Officer

GeoEye Acknowledgment of Notice

The undersigned acknowledges receipt of a signed copy of this notice on 5-Dec, 2012

GeoEye Imagery Collection Systems, Inc.

By: *

Title: *